Exhibit 99.1

For additional information, contact: Joseph Stegmayer Chairman and CEO Phone: 602.256.6263 joes@cavco.com

On the Internet:
N e w s R e l e a s e	www.cavco.com

CAVCO INDUSTRIES REPORTS FOURTH QUARTER RESULTS
Sales increase 26% to $44 million
Income from continuing operations rises to $3.6 million

PHOENIX, AZ - (April 28, 2005) – Cavco Industries, Inc. (NASDAQ: CVCO) today announced financial results for the fourth quarter and fiscal year ended March 31, 2005.

     Net sales for the fourth quarter of fiscal 2005 rose 26% to $44,043,000 from $35,033,000 for the fourth quarter of last year.

     Net income for the fourth quarter increased to $4,030,000 compared with $1,554,000 in the same period one year ago. Net income per share for the fourth quarter of this year was $0.64 versus $0.25 last year based on basic weighted average shares outstanding and $0.61 versus $0.24 last year based on diluted weighted average shares outstanding. Included in net income for the fourth quarter of fiscal 2005 is income from discontinued retail operations of $400,000 or $0.06 per share resulting from better than previously projected results from liquidating retail inventories at closed retail locations.

     Income from continuing operations after income taxes for the fourth quarter of this year was $3,630,000 or $0.58 per share based on basic weighted average shares and $0.55 per share based on diluted weighted average shares versus $1,554,000, $0.25 per share and $0.24 per share, respectively, for last year. Included in selling, general and administrative expenses in continuing operations for the fourth quarter are benefits totaling $470,000, approximately $290,000 after tax or $0.05 per share, related to legal and lease reserves reversed during the quarter upon the better than originally anticipated resolution of certain contingencies.

     For the fiscal year ended March 31, 2005, net sales climbed 22% to $157,435,000 from $128,857,000 last year. Net income for the year increased 83% to $10,127,000 versus $5,522,000 for last year including a proforma tax provision.

     Net income per share for the fiscal year ended March 31, 2005 was $1.61 based on basic weighted average shares outstanding and $1.54 based on diluted weighted average shares versus $0.88 for the same period in the prior year including a proforma tax provision.

     Commenting on the results, Joseph Stegmayer, President and Chief Executive Officer, said, “It is gratifying to end the year with a strong fourth quarter performance. Sales increased due to higher selling prices resulting from the impact of higher raw material costs and a greater mix of larger homes. We also experienced a strong demand for homes in California and continued improvement in the Arizona market. Several other mountain region states have begun to show modest shipment increases albeit from very depressed prior year levels. The fourth quarter also benefited from good seasonal demand for vacation and retirement homes.”

     Mr. Stegmayer continued, “The higher production volume for the quarter combined with previously announced product price increases taking effect have improved profit margins. While raw material prices continue to demonstrate volatility and are trending upward, our current selling prices largely reflect today’s material costs. We look forward to a somewhat more stable cost environment in the months ahead and to a good first quarter.”

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     Cavco’s senior management will hold a conference call to review these results tomorrow, April 29, 2005, at 1:00 p.m. (Eastern Time). Interested parties can access a live webcast of the conference call on the Internet at http://phx.corporate-ir.net/playerlink.zhtml?c=145386&s=wm&e=1056530. An archive of the webcast and presentation will be available for 90 days at this website.

     Cavco Industries, Inc., headquartered in Phoenix, is the largest producer of manufactured homes in Arizona, based on wholesale shipments. The Company is also a leading producer of park model homes and vacation cabins in the United States.

     Certain statements contained in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities and Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. In general, all statements that are not historical in nature are forward-looking. Forward-looking statements are typically included, for example, in discussions regarding the manufactured housing industry; our financial performance and operating results; and the expected effect of certain risks and uncertainties on our business, financial condition and results of operations. All forward-looking statements are subject to risks and uncertainties, many of which are beyond our control. As a result, our actual results or performance may differ materially from anticipated results or performance. Factors that could cause such differences to occur include, but are not limited to, adverse industry conditions, the cyclical nature of our business, limitations on our ability to raise capital, curtailment of available financing in the manufactured housing industry, competition, our ability to maintain relationships with retailers, pricing and availability of raw materials and our lack of recent operating history as an independent public company, together with all of the other risks described in our filings with the Securities and Exchange Commission. Cavco expressly disclaims any obligation to update any forward-looking statements contained in this release whether as a result of new information, future events or otherwise. Investors should not place any reliance on any such forward-looking statements.

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CAVCO INDUSTRIES, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	March 31,	March 31,
	2005	2004
ASSETS
Current assets
Cash	$46,457	$30,775
Restricted cash	1,028	827
Accounts receivable	7,545	6,479
Inventories	9,703	7,995
Prepaid expenses and other current assets	1,202	1,701
Deferred income taxes	3,610	3,570
Retail assets held for sale	1,114	2,941

Total current assets	70,659	54,288

Property, plant and equipment, at cost:
Land	2,330	2,330
Buildings and improvements	5,045	5,043
Machinery and equipment	6,446	6,216

	13,821	13,589
Accumulated depreciation	(6,349)	(5,369)

	7,472	8,220

Goodwill	67,346	67,346

Total assets	$145,477	$129,854

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$5,978	$6,105
Accrued liabilities	22,099	18,986

Total current liabilities	28,077	25,091

Deferred income taxes	9,090	6,830

Commitments and contingencies

Stockholders’ equity
Preferred Stock, $.01 par value, 1,000,000 shares authorized; No shares issued or outstanding	—	—
Common Stock, $.01 par value; 10,000,000 shares authorized; Outstanding 6,288,730 shares	63	63
Additional paid-in capital	119,998	119,998
Unamortized value of restricted stock	(313)	(563)
Accumulated deficit	(11,438)	(21,565)

Total stockholders’ equity	108,310	97,933

Total liabilities and stockholders’ equity	$145,477	$129,854

All shares authorized and outstanding information is presented as if the 2-for-1 stock split had been completed as of the beginning of the applicable period.

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CAVCO INDUSTRIES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)
Net sales	$44,043	$35,033	$157,435	$128,857
Cost of sales	34,961	29,239	127,916	106,230

Gross profit	9,082	5,794	29,519	22,627
Selling, general and administrative expenses	3,322	3,296	14,245	13,583

Income from operations	5,760	2,498	15,274	9,044
Interest income	197	95	532	233

Income from continuing operations before income taxes	5,957	2,593	15,806	9,277
Income tax expense	(2,327)	(1,039)	(6,229)	(3,054)

Income from continuing operations	3,630	1,554	9,577	6,223
Income (loss) from discontinued retail operations less income taxes of $250 and $350 in the three months and year ended March 31, 2005	400	—	550	(73)

Net Income	$4,030	$1,554	$10,127	$6,150

Net income per share (basic):
Continuing operations	$0.58	$0.25	$1.52
Discontinued retail operations	0.06	—	0.09

Net Income	$0.64	$0.25	$1.61

Net income per share (diluted):
Continuing operations	$0.55	$0.24	$1.46
Discontinued retail operations	0.06	—	0.08

Net Income	$0.61	$0.24	$1.54

Weighted average shares outstanding:
Basic	6,288,730	6,288,730	6,288,730

Diluted	6,628,932	6,478,466	6,557,819

Proforma financial information:
Income from continuing operations before income taxes				$9,277
Proforma income tax expense				(3,711)

Proforma income from continuing operations				5,566
Proforma loss from discontinued operations, net of proforma taxes				(44)

Proforma net income				$5,522

Proforma net income (loss) per share - Basic and Diluted:
Continuing operations				$0.89
Discontinued operations				(0.01)

Net income				$0.88

Proforma weighted average shares outstanding:
Basic				6,261,182

Diluted				6,311,812

All shares outstanding and per share information is presented as if the 2-for-1 stock split had been completed as of the beginning of the applicable period.

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CAVCO INDUSTRIES, INC. AND SUBSIDIARY
Other Operating Data – Continuing Operations
(Dollars in thousands)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2005	2004	2005	2004
Net sales
Manufacturing	$43,845	$34,247	$155,691	$123,036
Retail	2,489	2,521	9,655	15,362
Less: Intercompany	(2,291)	(1,735)	(7,911)	(9,541)

Net Sales	$44,043	$35,033	$157,435	$128,857

Floor shipments - manufacturing	1,812	1,686	6,884	6,223

Average sales price per floor - manufacturing	$24,197	$20,313	$22,616	$19,771

Home shipments - manufacturing	1,050	1,008	3,992	3,646

Average sales price per home - manufacturing	$41,757	$33,975	$39,001	$33,745

Home shipments - retail	31	29	132	200

Average sales price per home - retail	$80,290	$86,931	$73,144	$76,810

Capital expenditures	$191	$57	$575	$223

Depreciation	$225	$265	$1,053	$1,163

Explanatory Notes

(1)	Effective June 30, 2003, Cavco Industries, LLC (“Cavco LLC”) was merged into Cavco Industries, Inc. (“Cavco Inc.”) and 100% of the outstanding shares of common stock of Cavco Inc. were distributed to the stockholders of Centex Corporation (“Centex”), Cavco LLC’s parent company. Subsequent to this distribution, Cavco Inc. became a separate public company.

(2)	Prior to June 30, 2003, Cavco LLC was incorporated into the consolidated Federal income tax returns of Centex. Therefore, income taxes are not provided for prior to June 30, 2003. Proforma income tax expense is calculated assuming a 40% effective tax rate. In anticipation of the distribution described above, proforma tax amounts have been presented on the face of the consolidated statement of operations as if Cavco Inc. was a stand-alone taxable entity for the periods prior to June 30, 2003.

(3)	On January 6, 2005, Cavco Inc. announced that its Board of Directors had authorized a 2-for-1 split of its common stock in the form of a 100% stock dividend. The dividend was paid on January 31, 2005 to stockholders of record as of January 18, 2005. All information presented in this press release is presented as if this stock split had been completed as of the beginning of the applicable period.

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